Consent of Independent Registered Public Accounting Firm

The Board of Directors

Prudential MoneyMart Assets, Inc.:

We consent to the use of our report dated September 17, 2015, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Other Service Providers- Independent Registered Public Accounting Firm” and “Financial Statements” in the statement of additional information.

New York, New York

March 24, 2016